                                                                   EXHIBIT 99.12

December 31, 2002

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
Office of Insurance products
450 Fifth Street, N.W.
Washington, DC 20549

RE: Post-Effective Amendment No. 5 to Form N-3 of Integrity Separate Account Ten
    File Nos. 333-46389 and 811-08645

Dear Sir or Madam:

I have reviewed Post-Effective Amendment No. 5 for the above-named Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.

Sincerely


By: /s/ G. Stephen Wastek

G. Stephen Wastek
Assistant General Counsel